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                                                                     EXHIBIT 4.1

                                 FIFTH AMENDMENT
                                       TO
              FIRST AMENDED, RESTATED, AND COMBINED LOAN AGREEMENT
                     BY AND BETWEEN CARRIZO OIL & GAS, INC.
                                AND COMPASS BANK



         This Fifth Amendment to the Loan Agreement (this "Fifth Amendment") by and between CARRIZO OIL & GAS, INC., a Texas corporation (the "Borrower"), and COMPASS BANK, a Texas chartered bank (the "Bank"), is entered into effective on the 22nd day of March 1999, and shall be effective as of that date for all purposes.

                              W I T N E S S E T H:

         Borrower and Bank entered into a First Amended, Restated, and Combined Loan Agreement dated August 28, 1997, as amended by the First Amendment thereto dated December 23, 1997, the Second Amendment thereto dated December 30, 1997, the Third Amendment thereto dated July 30, 1998 and the Fourth Amendment thereto dated September 24, 1998 (collectively, the "Loan Agreement"). Capitalized terms used, but not defined herein, shall have the meanings prescribed therefor in the Loan Agreement.

         Borrower has requested that Bank increase the existing term loan to Borrower by $2,000,000.00 up to a principal amount of $9,000,000.00, extend the maturity date of the term loan and modify the Borrowing Base supporting the Revolving Loan, and Bank has agreed to do so according to the terms set forth herein, which shall be incorporated into the Loan Agreement.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Borrower and Bank, and each intending to be legally bound hereby, the parties agree as follows:

         I.       Specific Amendments to Loan Agreement.

         Article I of the Loan Agreement is hereby amended by revising the following defined terms in their entirety to read as follows:

                  "Borrowing Base Properties" means the Borrowing Base Oil and Gas Properties, the Borrowing Base Cash, and the Borrowing Base Securities.

                  "Cash Equivalent" means certificates of deposit issued by the Bank, other certificates of deposit approved by the Bank in its sole discretion and Collateral Letters of Credit

                  "Notes" means, collectively, the Note and the Second Term Note and any extension, renewal, rearrangement of, or substitute for either of such Notes. All references to the


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         defined term, "Note," throughout this Agreement, as it existed prior to the Second Amendment, shall be construed to refer to both of the Notes, with the exception of the references to the term, "Note," in the definitions of Loan Excess, and Note, and in Sections 2.01 through 2.03, 2.08, 2.09, 3.01, 3.04 and Exhibit "B" of the Loan Agreement, all of which shall remain singular and shall be construed to refer to the Note evidencing the Revolving Loan.

                  "Subsidiary" means, with respect to Borrower and Guarantor, respectively, (a) any corporation in which Borrower or Guarantor, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation; and (b) any partnership, association, joint venture, or other entity in which Borrower or Guarantor, respectively, directly or indirectly through its Subsidiaries, has more than a fifty percent (50%) equity interest at the time.

         Article I of the Loan Agreement is hereby amended by adding the following definitions thereto:

                  "Borrowing Base Securities" means Eligible Marketable Securities of Borrower that are added to the Borrowing Base Properties pursuant to Section 2.14.

                  "Certificate of Liquidity" shall have the meaning set forth in
         Section 5.28.

                  "Collateral Letter(s) of Credit" means any irrevocable, standby letter of credit naming Bank as the beneficiary with a termination date not sooner than thirty (30) days after the Maturity Date or the Second Term Loan Maturity Date, whichever is later, issued by another bank on terms and conditions satisfactory to Bank, in its sole discretion, which may be drawn upon by the Bank's draft accompanied by a certificate that an Event Default has occurred and is continuing.

                  "Eligible Marketable Securities" means the unrestricted shares of stock in R&B Falcon Corporation, and any other unrestricted shares of stock that are approved by the Bank in its sole discretion.

                  "Fifth Amendment" means the Fifth Amendment to this Agreement executed by Borrower and Bank effective on March 22, 1999.

                  "Guarantor" means, individually and collectively, Paul B. Loyd, Jr., Steven A. Webster, and Douglas A.P. Hamilton.

                  "Guaranty" means the limited guaranty of Borrower's Obligations to Bank with respect to the Second Term Loan, in form and substance satisfactory to Bank, duly executed by each Guarantor.

                  "Liquid Assets" shall have the meaning ascribed to that term in the Guaranty.


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                  "Pledge of Brokerage Account" means a pledge agreement in form and substance satisfactory to Bank pursuant to which Borrower or any Guarantor, as Debtor, pledges to Bank, as Secured Party, a brokerage account of Borrower or such Guarantor, in which are deposited Cash, Cash Equivalent, or Eligible Marketable Securities owned by such party.

                  "Second Term Loan" means that certain $9,000,000.00 term loan made or to be made by Bank to Borrower pursuant to Section 2.22 hereof.

                  "Second Term Loan Maturity Date" means the earlier of: (1) the date of closing of the issuance of additional equity of Borrower if the proceeds of such issuance is sufficient to repay the Second Term Loan;
         (2) the date of closing of the issuance of convertible subordinated debt of Borrower if the proceeds of such issuance is sufficient to repay the Second Term Loan; (3) the date of repayment of the Revolving Loan; and (4) January 1, 2001.

                  "Second Term Note" means the promissory note in the original face amount of $9,000,000.00 dated of even date herewith, made by Borrower payable to the order of Bank, in substantially the form attached to the Fifth Amendment as Exhibit "B," together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence the advances to Borrower by Bank pursuant to Section 2.22 hereof.

                  "Stock Pledge Agreement" means a pledge agreement in form and substance satisfactory to Bank pursuant to which Borrower or any Guarantor, as Debtor, pledges to Bank, as Secured Party, Eligible Marketable Securities owned by such party.

         Article II of the Loan Agreement is hereby amended by revising the following sections as follows:

         Section 2.09, Mandatory Prepayment of the Notes, is hereby amended by replacing the number "thirty (30)" in the third line thereof with the number "fifteen (15)" and by replacing the text: "Cash and/or Cash Equivalent of Borrower" in the eighth and ninth lines thereof with the text: "Cash, Cash Equivalent and/or Eligible Marketable Securities of Borrower or any Guarantor".

         Section 2.10, Borrowing Base Determination, is hereby amended by re-lettering paragraph "c. Equity Cushion" and paragraph "d. Unscheduled Borrowing Base Redetermination" as paragraphs "d" and "e", respectively, and by inserting the following paragraph "c":

                  c. Borrowing Base Securities. At each time that the Bank redetermines the Borrowing Base attributable to the Borrowing Base Oil and Gas Properties, as set forth in Section 2.10(a), it shall also include in the Borrowing Base calculation seventy-five percent (75%) of the market value of the Borrowing Base Securities that are either in the Bank's possession and are subject to one or more of the applicable Security Agreements, or are in a brokerage account that has been pledged to Bank on terms and conditions satisfactory to Bank, in its sole discretion, with the market value thereof to be determined based on the announced value at which such securities were trading as of the close of trading on the last

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         trading day of the month preceding the month in which the Bank notifies
         Borrower of the redetermination of the Borrowing Base.

         Section 2.10, Borrowing Base Determination, is hereby further amended with respect to paragraph "e", formerly paragraph "d", by inserting the following text in the fourth line between the words "time" and "which":

                  and Bank intends to monitor the Borrowing Base value of the Borrowing Base Securities on a weekly basis and redetermine the Borrowing Base whenever Bank deems it prudent based on changes in the weekly value of the Borrowing Base Securities,

         Section 2.11, Assignment of Production, is hereby amended by replacing the section references "3.17 and/or 3.19" in the third line from the end thereof with the section references "3.14 and/or 3.16".

         Section 2.14 Addition of Borrowing Base Properties is hereby amended by replacing that section in its entirety with the following:

                      2.14 Addition of Borrowing Base Properties. Borrower may, from time to time upon thirty (30) days prior written notice to Bank, propose to add Oil and Gas Properties, Cash, Cash Equivalent, and/or Eligible Marketable Securities of Borrower or any Guarantor to the Borrowing Base Properties. Any such proposal to add Oil and Gas Properties of Borrower or any Guarantor to the Borrowing Base Properties shall be accompanied by an engineering report applicable to such Oil and Gas Properties that conforms to the requirements of
         Section 2.10, evidence sufficient to establish that Borrower and/or such Guarantor, as applicable, has Marketable Title to such Oil and Gas Properties, and such other data as Bank may reasonably request. Any such proposal to add Eligible Marketable Securities of Borrower or any Guarantor to the Borrowing Base properties shall be accompanied by evidence sufficient to establish that Borrower or such Guarantor has Marketable Title to such Eligible Marketable Securities, and such other data as Bank may reasonably request. Any such additions shall become effective at such time as: (a) Bank has made its determination in the ordinary course of business of the amount by which the Borrowing Base would be increased as the result of such addition and (b) the conditions set forth in Article III hereof, to the extent they are applicable to such additional Borrowing Base Properties of Borrower or any Guarantor, have been satisfied.


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         Article II of the Loan Agreement is hereby amended by replacing the following sections in their entirety as follows:

                  2.22 Second Term Loan. Based on the terms and conditions and relying on the representations and warranties contained in this Agreement, (i) Bank has heretofore advanced $7,000,000.00 of the Second Term Loan to Borrower, and (ii) subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, Bank agrees to advance $2,000,000.00 of the Second Term Loan at the closing of the Fifth Amendment.

                  2.23 Second Term Note. The obligation of Borrower to repay the Second Term Loan shall be evidenced by the Second Term Note.

                  2.24 Repayment of Second Term Loan. Interest on the Second Term Note, calculated as aforesaid in Section 2.04, shall be repaid by Borrower in monthly installments on the first day of each month following the advance from Bank to Borrower pursuant to Section 2.22, through and including the Term Loan Maturity Date. For the period beginning on the date of the Fifth Amendment until December 1, 2000, principal payments on the Second Term Loan evidenced by this Note shall not be due, unless preceded by the Second Term Loan Maturity Date, when the entire unpaid balance of this Note, inclusive of principal and interest, shall be paid in full. Except as provided for in the preceding sentence, the principal payments under the Second Term Loan evidenced by the Second Term Note will be repaid in twelve (12) equal consecutive monthly installments in the amount of $750,000.00 each, beginning on January 1, 2000, and continuing on the first day of each calendar month thereafter until the Second Term Loan Maturity Date, when the entire unpaid balance of the Second Term Note, inclusive of principal and interest, shall be paid in full.

                  2.25 Voluntary Prepayment of the Second Term Note. Borrower shall have the right and option to prepay, at any time without penalty, the entire balance outstanding on the Second Term Note, together with all accrued, unpaid interest.

         Article III of the Loan Agreement is hereby amended by replacing the following sections in their entirety as follows:

                  3.14 Security Instruments. As security for the payment of the Notes and the performance of the Obligations of Borrower under this Agreement, Bank shall have received the Security Instruments, duly executed by Borrower with respect to Borrowing Base properties owned by Borrower and duly executed by the applicable Guarantor with respect to Borrowing Base Properties owned by such Guarantor.

                  3.16 Documents Required for Subsequent Disbursements. As of the time of funding any additional advances to Borrower that are made in conjunction with the addition to the Borrowing Base Properties of Oil and Gas Properties, Cash, Cash Equivalent, and/or Eligible Marketable Securities owned by Borrower or any Guarantor, Borrower shall have duly delivered or caused to be delivered to Bank: (i) the Security Instruments that are


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         necessary or appropriate, in the opinion of Bank, relating to such additional Borrowing Base Properties, (ii) Transfer Order Letters applicable to the production of oil and gas from any additional Oil and Gas Properties added to the Borrowing Base Properties, and (iii) possession of any such additional Borrowing Base Cash and Borrowing Base Securities.

         Article III of the Loan Agreement is hereby amended by adding the following Section 3.19.

                  3.19 Conditions Precedent in Connection with the Fifth Amendment. The obligation of Bank to make the $2,000,000.00 disbursement pursuant to the Second Term Loan referred to in Section
         2.22 of this Agreement is subject to satisfaction of the following conditions precedent:

                  (a) Receipt of Second Term Note, Fifth Amendment and Certificate of Compliance. Bank shall have received the Second Term Note, multiple counterparts of the Fifth Amendment, as requested by Bank, and the Certificate of Compliance duly executed by an authorized officer for Borrower.

                  (b) Receipt of Collateral Documents. As security for the payment of the Notes and the performance of the obligations of Borrower under this Agreement, Bank shall have received:

                      (i) a duly executed Guaranty from each Paul B. Loyd, Jr., Steven A. Webster, and Douglas A.P. Hamilton, as Guarantors, of Borrower's Obligations to Bank with respect to the Second Term Loan, in form and substance satisfactory to Bank;

                      (ii) a duly executed Stock Pledge Agreement from Steven A. Webster covering 143,800 shares of stock of R&B Falcon Corporation owned by Steven A. Webster, along with a duly executed corresponding stock power;

                      (iii) a duly executed Pledge of Brokerage Account from Paul B. Loyd, Jr. covering Compass Brokerage, Inc. Account No. 5AC-036699; and

                      (iv) satisfactory evidence that Douglas A.P. Hamilton has obtained the issuance of a Collateral Letter of Credit in the amount of $670,000.00.

                  (c) Receipt of Certified Copy of Corporate Proceedings and Certificate of Incumbency. Bank shall have received from Borrower copies of the resolutions of its board of directors authorizing the transactions set forth in the Fifth Amendment and the execution of the Fifth Amendment and the Second Term Note, such copy or copies to be certified by the secretary or an assistant secretary as being true and correct and in full force and effect as of the date of such certificate. In addition, Bank shall have received from Borrower a certificate of incumbency signed by the secretary or an assistant secretary setting forth (a) the names of the officers executing the Fifth Amendment and the Second Term Note, (b) the office(s) to which such Persons have been elected and in which they presently serve and
         (c) an original specimen signature of each such person.


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                  (d) Accuracy of Representations and Warranties and No Event of
         Default. The representations and warranties contained in Article IV of the Loan Agreement shall be true and correct in all material respects on the date of the making of such Second Term Loan with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing or will have occurred at the completion of the making of such Loan.

                  (e) Legal Matters Satisfactory to Special Counsel to Bank. All legal matters incident to the consummation of the transactions contemplated by the Fifth Amendment shall be satisfactory to the firm of Porter & Hedges, L.L.P., special counsel for Bank.

                  (f) No Material Adverse Change. No material adverse change shall have occurred since the date of this Agreement in the condition, financial or otherwise, of Borrower.

                  (g) Facility Fee. Bank shall have received the Facility Fee in the amount of $40,000.00 prior to or at closing of the Fifth Amendment.

         Article IV of the Loan Agreement is hereby amended as follows:

         References to Borrower's Representations and Warranties under Sections 4.03, 4.05, 4.12, 4.14, 4.15, 4.16, 4.18, and 4.20 shall also apply with equal force and effect to each Guarantor under those sections.

         Section 4.11 Scope and Accuracy of Financial Statements of the Loan Agreement is hereby amended by replacing the text of that section as follows:

                 4.11 Scope and Accuracy of Financial Statements. All Financial Statements submitted and to be submitted to Bank hereunder, including, without limitation, the Financial Statements of Borrower and Guarantor, are and will be complete and correct in all material respects; with respect to Borrower, are and will be prepared in accordance with GAAP and practices consistently applied; with respect to Guarantor, are and will be prepared on a cash accounting basis and tax accounting practices consistently applied; and do and will fairly reflect the financial condition and the results of the operations of Borrower and Guarantor in all material respects as of the dates and for the period stated therein (subject only to normal year-end audit adjustments with respect to such unaudited interim statements of Borrower); and no material adverse change has since occurred in the condition, financial or otherwise, of Borrower or Guarantor, or their respective Subsidiaries (taken as a whole).

         Article V of the Loan Agreement is hereby amended as follows:

         References to Borrower's Affirmative Covenants under Sections 5.08 and
5.16 shall also apply with equal force and effect to each Guarantor under those sections.

         Article V of the Loan Agreement is hereby amended by adding the following new sections:


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                  5.26 Annual Unaudited Financial Statements of Guarantor.
         Deliver or cause to be delivered to Bank, on or before the ninetieth
         (90th) day after the close of each calendar year, unaudited personal Financial Statements of Guarantor as at the end of such year, which Financial Statements shall include cash flow and contingent liability information, and shall be certified by the Guarantor as being true and correct.

                  5.27 Guarantor's Tax Returns. Deliver or cause to be delivered to Bank, on or before the forty-fifth (45th) day after each Guarantor's annual personal tax return for the preceding tax year is filed with the Internal Revenue Service, copies of the first two pages of such annual personal tax return of such Guarantor for the such tax year, certified by such Guarantor as being true and correct.

                  5.28 Liquidity of Certain Guarantors. Borrower shall cause each of the Guarantors to deliver to Bank a Certificate of Liquidity pursuant to and in the form attached to the Guaranty, certifying the value of such Guarantor's Liquid Assets.

         Article VI of the Loan Agreement is hereby amended as follows:

         Section 6.06, Sales of Assets, of the Loan Agreement is hereby amended by replacing the text of that section as follows:

                  6.06 Sales of Assets. Sell, lease, assign, transfer or otherwise dispose of, in one or any series of related transactions, all or any part of its assets, if such transfer is material to Borrower's operations, nor enter into any arrangement, directly or indirectly, with any Person to sell and rent or lease back such assets or any part thereof which are intended to be used for substantially the same purpose or purposes as the assets sold or transferred; provided, however, that Bank will consent to sales, leases, assignments, transfers or other dispositions of assets representing not more than ten percent (10%), in the aggregate, of the net present value, as calculated by Bank in its sole discretion, of the Oil and Gas Properties that are included in the Borrowing Base Properties at any time, subject to a contemporaneous reduction in the Borrowing Base, in an amount determined by Bank in its sole discretion, as the result of the removal of such Oil and Gas Properties from the Borrowing Base Properties, and if a Loan Excess would result from such reduction in the Borrowing Base, such Loan Excess shall be repaid contemporaneously with the consummation of such sale.

         Article VII of the Loan Agreement is hereby amended as follows:

         Section 7.01 is hereby amended by adding thereto the following new clause (j):

                  (j) Borrower shall fail to cause each of the Guarantors to deliver a Certificate of Liquidity of such Guarantor by the date specified in the Guaranty, or any such Certificate of Liquidity shall be false or misleading in any material respect or shall disclose that such Guarantor owns Liquid Assets valued at less than $5,000,000.00.

         Section 8.03 is hereby amended by adding thereto the following at the end of clause (b):


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              with copies to:

        Steven A. Webster     Paul B. Loyd, Jr.     Douglas A. P. Hamilton
        901 Threadneedle,     901 Threadneedle      c/o Anatar Investments, Inc.
        Suite 200             Suite 200             485 Madison Ave.
        Houston, Texas 77079  Houston, Texas 77079  23rd Floor
        Fax: (281) 589-4440   Fax: (281) 496-1749   New York, NY 10022
                                                    Fax: (212) 584-2195

        Exhibit "A" (Form of Note) attached to the Fourth Amendment is hereby replaced with Exhibit "A" attached to this Fifth Amendment.

        Exhibit "C" (Security Instruments) attached to the Loan Agreement is hereby amended by replacing paragraph 4 therein with the following paragraph 4:

        4. SECURITY AGREEMENT (PLEDGE) granting Bank a first priority security interest in all of Borrower's or any Guarantor's Borrowing Base Cash and Borrowing Base Securities that are held in Borrower's or such Guarantor's name, and all products and proceeds thereof, if, as and when Borrowing Base Cash and/or Borrowing Base Securities are added to the Borrowing Base Properties.

        Exhibit "C" (Security Instruments) attached to the Loan Agreement is hereby further amended by renumbering paragraphs 5 through 7 thereof as paragraphs 7 through 9, and by adding the following new paragraphs 5 and 6:

        5. PLEDGE OF DEPOSIT ACCOUNT granting Bank a first priority security interest in all of Borrower's or any Guarantor's Borrowing Base Securities that are held in a brokerage account, and all products and proceeds thereof, if, as and when Borrowing Base Securities held in a brokerage account are added to the Borrowing Base Properties.

        6. COLLATERAL LETTERS OF CREDIT naming Bank as beneficiary, if, as and when Collateral Letters of Credit are added to the Borrowing Base Properties.

        Exhibit "E" (Form of Monthly Borrowing Base Certificate) attached to the Loan Agreement is hereby replaced with Exhibit "B" attached to this Fifth Amendment.

        II Reaffirmation of Representations and Warranties. To induce Bank to enter into this Fifth Amendment, Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Loan Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

                A. The execution and delivery of this Fifth Amendment and the performance by Borrower of its obligations under this Fifth Amendment are within Borrower's power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or

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         conflict with any provision of law or of the charter or by-laws of
         Borrower or of any agreement binding upon Borrower.

                  B. The Loan Agreement as amended by this Fifth Amendment, represents the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

                  C. No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

         III Defined Terms. Except as amended hereby, terms used herein that are defined in the Loan Agreement shall have the same meanings in this Fifth Amendment.

         IV Reaffirmation of Loan Agreement. This Fifth Amendment shall be deemed to be an amendment to the Loan Agreement, and the Loan Agreement, as further amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Loan Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

         V Entire Agreement. The Loan Agreement, as hereby further amended, embodies the entire agreement between Borrower and Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Loan Agreement as hereby further amended and the other documents previously executed or executed of even date herewith.

         VI Governing Law. THIS FIFTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This Fifth Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Fifth Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

         VII Severability. Whenever possible each provision of this Fifth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Fifth Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Fifth Amendment.

         VIII Execution in Counterparts. Each party hereto acknowledges that this Agreement may be executed in several counterparts by each party at different times and in different locations; that each separate counterpart bearing the signature of any party may be effectively delivered to the other parties by the delivery of an electronic facsimile sent via telecopier; that each party so delivering any such counterpart shall be bound by its facsimile signature thereon; and that the signature pages from

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counterparts signed by each party may be collated into one or more copies of this agreement, which shall constitute one and the same agreement among all parties hereto.

         IX Section Captions. Section captions used in this Fifth Amendment are for convenience of reference only, and shall not affect the construction of this Fifth Amendment.

         X Successors and Assigns. This Fifth Amendment shall be binding upon Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and Bank, and the respective successors and assigns of Bank.

         XI Non-Application of Chapter 346 of Texas Finance Codes. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Loan Agreement as hereby further amended or any other Loan Documents or the transactions contemplated hereby.

         XII Notice. THIS FIFTH AMENDMENT TOGETHER WITH THE LOAN AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed as of the day and year first above written.

BANK                                        BORROWER

COMPASS BANK                                CARRIZO OIL & GAS, INC.


By:                                         By:
   ---------------------------------           --------------------------------
     Kathleen J. Bowen                           Frank A. Wojtek
     Vice President                              Vice President




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                                   EXHIBIT "A"

                         AMENDED AND RESTATED TERM NOTE

$9,000,000.00                     Houston, Texas                 March 22, 1999

         On the dates hereinafter prescribed, for value received, CARRIZO OIL & GAS, INC., a Texas corporation (the "Borrower"), having an address at 14811 St. Mary's Lane, Suite 148, Houston, Texas 77079, promises to pay to the order of COMPASS BANK (herein called "Bank"), at its principal offices at 24 Greenway Plaza, Fourteenth Floor, Houston, Harris County, Texas 77046, (i) the principal amount of NINE MILLION AND NO/100 DOLLARS ($9,000,000.00), and (ii) interest on the principal balance remaining unpaid from the date of the advance until maturity at a rate of interest equal to lesser of (a) the "Floating Rate" (as hereinafter defined), calculated on the basis of a year of 365 or 366 days, as the case may be, and for the actual number of days elapsed (including the first day but excluding the last day), or (b) the "Maximum Rate" (as hereinafter defined). Any increase or decrease in interest rate resulting from a change in the Maximum Rate shall be effective immediately when such change becomes effective, without notice to Borrower, unless Applicable Law (as defined below) requires that such increase or decrease not be effective until a later time, in which event such increase or decrease shall be effective at the earliest time permitted under the provisions of such law.

         Notwithstanding the foregoing, if during any period the Floating Rate exceeds the Maximum Rate, the rate of interest in effect on this Note shall be limited to the Maximum Rate during each such period, but at all times thereafter the rate of interest in effect on this Note shall be the Maximum Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued hereon if the Floating Rate had at all times been in effect.

         All payments on this Note shall be applied first to accrued interest and the balance, if any, to principal.

         "Floating Rate" means a per annum interest rate equal to the Index Rate (as defined below) in effect from time to time plus two percent (2.0%), provided that at such time no Event of Default or Unmatured Event of Default (as defined in the First Amended, Restated, and Combined Loan Agreement dated August 28, 1997, as amended by the First Amendment thereto dated December 23, 1997, the Second Amendment thereto dated December 30, 1997, the Third Amendment dated July 30, 1998, the Fourth Amendment dated September 24, 1998 and the Fifth Amendment thereto of even date herewith, between Borrower and Bank (the "Loan Agreement")) has occurred and is continuing; then thereafter, "Floating Rate" shall mean a per annum interest rate equal to the Index Rate in effect from time to time plus five percent (5%).

         "Index Rate" means at any time, the prime rate established in The Wall Street Journal's "Money Rates" or similar table. If multiple prime rates are quoted in the table, then the highest prime rate will be the Index Rate. In the event that the prime rate is no longer published by The Wall Street Journal in the "Money Rates" or similar table, then Bank may select an alternative published

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

index based upon comparable information as a substitute Index Rate. Upon the selection of a substitute Index Rate, the applicable interest rate shall thereafter vary in relation to the substitute index. Such substitute index shall be the same index that is generally used as a substitute by Bank on all Index Rate loans. The Index Rate is seven and three-fourths percent (7.75%) as of the date of this Agreement.

         "Maximum Rate" means the Maximum Rate of non-usurious interest permitted from day to day by Applicable Law.

         "Applicable Law" means that law in effect from time to time and applicable to this Note which lawfully permits the charging and collection of the highest permissible lawful, non-usurious rate of interest on this Note. To the extent federal law permits Lender to contract for, charge or receive a greater amount of interest, Lender will rely on federal law instead of the Texas Finance Code for the purpose of determining the Maximum Rate. Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the Maximum Rate under the Texas Finance Code or under other applicable law, by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

         "Business Day" shall mean any day on which banks are open for general banking business in the State of Texas, other than a Saturday, a Sunday, a legal holiday or any other day on which banks in the State of Texas are required or authorized by law or executive order to close.

         Interest on this Note, calculated pursuant to Section 2.04 of the Loan Agreement, shall be repaid by Borrower in monthly installments on the first day of each month following the advance from Bank to Borrower pursuant to Section
2.22 of the Loan Agreement, through and including the Term Loan Maturity Date. For the period beginning on the date hereof until December 1, 2000, principal payments on the Second Term Loan evidenced by this Note shall not be due, unless preceded by the Second Term Loan Maturity Date (as defined in the Loan Agreement), when the entire unpaid balance of this Note, inclusive of principal and interest, shall be paid in full. Except as provided for in the preceding sentence, the principal payments under the Second Term Loan shall be repaid in twelve (12) equal consecutive monthly installments in the amount of $750,000.00 each, beginning on January 1, 2000, and continuing on the first day of each calendar month thereafter until the Second Term Loan Maturity Date, when the entire unpaid balance of this Note, inclusive of principal and interest, shall be paid in full.

         When the first (1st) day of a calendar month falls upon a Saturday, Sunday or legal holiday, the payment of interest and principal, if any, due upon such date shall be due and payable upon the next succeeding Business Day.

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

         In no event shall the aggregate of the interest on this Note, plus any other amounts paid in connection with the loan evidenced by this Note which would under Applicable Law be deemed "interest," ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Note. Bank and Borrower specifically intend and agree to limit contractually the interest payable on this Note to not more than an amount determined at the Maximum Rate. Therefore, none of the terms of this Note or any other instruments pertaining to or securing this Note shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither Borrower nor any other party liable herefor shall ever be liable for interest in excess of that determined at the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Note or of any other instruments pertaining to or securing this Note. If any amount of interest taken or received by Bank shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical error by the parties hereto and shall be refunded promptly to Borrower. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note which would under Applicable Law be deemed "Interest" shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note.

         This Note is secured by all security agreements, collateral assignments, mortgages and lien instruments executed by Borrower (or by any other party) in favor of Bank, including those executed simultaneously herewith, those executed heretofore and those hereafter executed, and including specifically and without limitation the "Security Instruments" described and defined in the Loan Agreement.

         This Note is the Amended and Restated Second Term Note issued pursuant to the Fifth Amendment to the Loan Agreement and it amends and restates, but does not extinguish, the Term Note dated September 24, 1998 in the face amount of $7,000,000.00, executed by Borrower and made payable to Bank. Reference is hereby made to the Loan Agreement for a statement of the rights and obligations of the holder of this Note and the duties and obligations of Borrower in relation thereto; but neither this reference to the Loan Agreement nor any provisions thereof shall affect or impair the absolute and unconditional obligation of Borrower to pay any outstanding and unpaid principal of and interest on this Note when due, in accordance with the terms of the Loan Agreement.

         In the event of default in the payment when due of any of the principal of or any interest on this Note, or in the event of default under the terms of the Loan Agreement or any of the Security Instruments, or if any event occurs or condition exists which authorizes the acceleration of the maturity of this Note under any agreement made by Borrower, Bank (or other holder of this Note) may, at its option, without presentment or demand or any notice to Borrower or any other person liable herefor, declare the unpaid principal balance of and accrued interest on this Note to be immediately due and payable.

         If this Note is collected by suit or through the Probate or Bankruptcy Court, or any judicial proceeding, or if this Note is not paid at maturity, however such maturity may be brought about, and

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

is placed in the hands of an attorney for collection, then Borrower agrees to pay reasonable attorneys' fees, not to exceed 10% of the full amount of principal and interest owing hereon at the time this Note is placed in the hands of an attorney.

         Borrower and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, and all other notices, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon and further agrees that it will not be necessary for Bank, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against any Borrower or others liable herefor, or to enforce its rights against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. Bank may transfer this Note, and the rights and privileges of Bank under this Note shall inure to the benefit of Bank's representatives, successors or assigns.

         Executed effective the 22nd day of March 1999.

                                           CARRIZO OIL & GAS, INC.


                                           By:
                                              ---------------------------------
                                              Frank A. Wojtek
                                              Vice President

                                   EXHIBIT "B"

                   FORM OF MONTHLY BORROWING BASE CERTIFICATE

         I, the undersigned officer of CARRIZO OIL & GAS, INC. (the "Company"), pursuant to Section 5.06 of the First Amended, Restated, and Combined Loan Agreement dated as of August 28, 1997, as amended from time to time, by and between COMPASS BANK (the "Bank") and the Company (the "Agreement"), do hereby certify that:

         The Borrowing Base, calculated in accordance with the Agreement as of the last day of the month preceding the month in which this certificate is executed and delivered to the Bank (the "Effective Date"), is $_________________. Such Borrowing Base is the sum of the following Borrowing Base components calculated as of the Effective Date:

         a. Borrowing Base Cash (including Collateral Letters of Credit) in the amount of $___________; plus

         b. Borrowing Base Securities valued, for Borrowing Base purposes(1), at $___________; plus

         c. Borrowing Base Oil and Gas Properties valued, pursuant to Section
2.10 of the Agreement, at $_________________, inclusive of the Monthly Borrowing Base Reduction most recently established by the Bank pursuant to Section 2.10.

         This certificate is executed this ____ day of ___________, 199____.


                                            CARRIZO OIL & GAS, INC.

                                            By:
                                               --------------------------------
                                                 Frank A. Wojtek
                                                 Vice President

--------

     (1) The Borrowing Base value of Borrowing Base Securities equals 75% of the announced value of such securities as of the close of trading on the last trading day of the month in which the Effective Date occurs.

                                   EXHIBIT "C"

                             COMPLIANCE CERTIFICATE


                  I, Frank A. Wojtek, Vice President of CARRIZO OIL & GAS, INC. (the "Company"), pursuant to Section 3.19 of the First Amended, Restated, and Combined Loan Agreement dated as of August 28, 1997, as amended, by and among COMPASS BANK ("Bank") and the Company (the "Agreement") do hereby certify, as of the date hereof, that to my knowledge:

         1. No Event of Default (as defined in the Agreement) has occurred and is continuing, and no Unmatured Event of Default (as defined in the Agreement) has occurred and is continuing;

         2. No material adverse change has occurred in the business prospects, financial condition, or the results of operations of the Company since the date of the previous Financial Statements (as defined in the Agreement) provided to Bank;

         3. Each of the representations and warranties of the Company contained in Article IV of the Agreement is true and correct in all respects.

                  This certificate is executed this 22nd day of March 1999.


                                        ----------------------------------
                                                  Frank A. Wojtek